EXECUTIVE COMPENSATION
                                   LONG-TERM INCENTIVE PLAN
                                   1994-1996 Plan Cycle


PARTICIPANTS:
The CEO, COO, all officers of Coors Brewing company and other key personnel selected by the CEO or COO.

Participants who are newly hired, promoted into an eligible position, or selected for participation during the Plan cycle will receive a pro-rata share of the current Plan based on the number of calendar days spent in the eligible position divided by the actual number of days during the performance cycle of the Plan.

FINANCIAL TARGETS:
Long-term Company goals will be measured on cumulative Return on Invested Capital (ROIC). ROIC is defined as the earnings before interest, after tax, divided by debt plus equity. The cumulative ROIC target for plan years
1994, 1995, and 1996 is 22.6. Minimum payout level is set at 90% of target (20.3). Maximum payout level is set at 150% of target (33.9). The Plan cycle will be for three years, with payout in the beginning of the fourth year. A new plan will begin every other year for another three year cycle. (Bi-annual payout).

94     95     96     *
       96     97    98      *
                    98     99     00     *

* = Payout

LONG-TERM INCENTIVE PROGRAM AWARD LEVELS AS A PERCENT OF BASE SALARY AS OF THE BEGINNING OF THE PLAN CYCLE (1/1/94) OR THE PLAN ENTRY DATE IF LATER (BI-ANNUAL AND ANNUAL PERCENTAGES):

Position               Minimum                 Target           Maximum
                              *                         *               *
CEO                    10%  (5%)               150%  (75%)    300%  (150%)
COO                    10%  (5%)               140%  (70%)    280%  (140%)
Exec. Staff            10%  (5%)               100%  (50%)    200%  (100%)
VP                     10%  (5%)                60%  (30%)    120%   (60%)
Other                  10%  (5%)                40%  (20%)     80%   (40%)

*  Bi-annual payouts yield annual equivalent at the 90th percentile of market.

VEHICLE TO PAY INCENTIVE:
One-half of all award payments will be paid in restricted shares of Coors Class B Common non-voting stock, based on the Fair Market Value (FMV) at the time of payout. The FMV is the average of the highest and the lowest prices of the stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The shares will be granted under the Adolph Coors Company Equity Incentive Plan. Restricted shares will be fully vested but will be restricted from sale for a holding period of five years, commencing at the time of payout (1997). The five-year transfer restriction will survive termination of employment for any reason. The remaining one-half of any award payment will be paid in cash. Upon entering the Plan, the Participant will have the opportunity to elect one of two other alternatives: a) to use the cash portion to purchase discounted Coors Class B non-voting stock (based on 75% of the FMV at the time of Payout) or b) to have the entire award paid in the form of stock options, the number of options to be 3 times the total award amount divided by the FMV at the time the Participant entered the Plan. The Participant will elect a percentage (a multiple of 10, but not more than 100) of the total award amount, if any, be made in the form of stock options. All shares will receive dividend during the restriction period.

DISCOUNTED STOCK PRICE AND TERM:
The price for discounted stock purchased at payout under alternative (a) will be 75% of the FMV at the time of payout from the Plan. Restricted shares will be fully vested but will be restricted from sale for a holding period of three years from date of payout. The three-year transfer restriction will survive termination of employment for any reason. Restricted shares will receive dividends during the three year restriction period.

STOCK OPTION PRICE TERM:
The price for stock options under alternative (b) will be the new FMV at the beginning of the Plan cycle,. New hires and individuals promoted who are eligible to participate in the Plan and elect to receive stock options will be issued stock options with a FMV on the date they entered the Plan. The stock options will expire ten years following the end of the Plan cycle in which the stock options were issues. The options will be subject to all other terms and conditions of the Adolph Coors Company Equity Incentive Plan applicable to options.

FEDERAL, STATE AND FICA TAX WITHHOLDING:
The Company will be required to withhold all applicable federal, state and FICA income taxes on the awards.

TAX TREATMENT:
Normal Form of Payment. As stated above, in the absence of an election of another alternative, any award payments will be paid one-half in cash and one-half in Restricted Stock. The cash will be treated as compensation, subject to withholding, in the year it is received.

The Participant will be taxed on the Restricted Stock when the restrictions lapse. At the time the Participant will recognize compensation, subject to withholding, equal to the FMV for the Restricted Stock on the date the restrictions lapse. In the alternative, the Participant may make an election under Code section 83 (b) to recognize compensation equal to the FMV of the Restricted Stock on the date it is granted. The election must be filed with the Internal Revenue Service within 30 days after the date the Restricted Stock is granted. The Participant's basis for the stock will be equal to the compensation
recognized.   The Participant's holding period, for determining whether gain or loss on a disposition is long- or short-term, will begin just after the restrictions lapse, or, in the case of an election under Code section 83 (b), just after the Restricted Stock is granted.

Election to Use Cash Portion to Purchase Stock. A participant who makes this election will be taxed on the portion of the award paid in Restricted Stock as described above under "Normal Form of Payment".

The cash will be treated as compensation , subject to withholding, in the year paid. Upon the purchase of the discounted stock, the Participant will recognize compensation, subject to withholding, equal to the excess of the FMV of the discounted stock on the date the restrictions lapse over the amount paid. In the alternative, the Participant may make and election under Code section 83 (b) to recognize compensation at the time the discounted stock is purchased. The election must be filed with the Internal Revenue Service within 30 days after the date the discounted stock is purchased. If the participant makes the election, the Participant will recognize compensation, subject to withholding, equal to the excess of the fair market value of the stock on the date the discounted stock is purchased over the amount paid. The Participant's basis for the discounted stock will be equal to the amount paid for the discounted stock plus the compensation recognized. The Participant's holding period, for determining whether gain or loss on a disposition is long-or short-term, will begin just after the restrictions lapse, or, in the case of an election under Code Section 83 (b), just after the discounted stock is purchased.

Election to Receive an Option Grant. In general, the Participant will not recognize income upon the grant of the options. Upon exercise of the options, the Participant will recognize compensation equal to the excess of the FMV of the stock on the date the option is exercised over the amount paid. For more information concerning the ta treatment of exercise of options, consult "ERISA and Federal Income Tax Consequences" in the Prospectus for the Equity Incentive Plan. Participants should be aware, however, that although options are generally not taxed upon grant, if the exercise price for the option is substantially less than the FMV of the shares a the time the option is granted, there is a risk that the Internal Revenue Service may assert that the Participant must recognize compensation a the time the option is granted equal to the excess of the FMV of the stock over the exercise price.

The portion of the award, if any, that is received in cash will be treated as compensation, subject to withholding, in the year it is received.


TERMINATION PROVISION:
Payments to retired or terminated employees will be a the discretion of the CEO and COO.


NOT EMPLOYMENT CONTRACT:
At no time is this Plan to be considered an employment contract between the participants and the Company. It does not guarantee participants the right to be continued as an employee of the Company. It does not effect a participants right to leave the Company or the Company's right to discharge a participant.


DISCLAIMER:
Coors Brewing Company reserves the right to change, amend or terminate this Plan at any time, for any reason by resolution of its Board of Directors.